[ANDERSON ZURMUEHLEN & COMPANY LETTERHEAD]





                     Consent Of Independent Public Accounts




As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of this registration statement.


/s/Anderson ZurMuehlen & Co., P.C.

Anderson ZurMuehlen & Co., P.C.
Helena, Montana
January 31, 2000